Ex. 99.1

NEWS…	Contact:	Robert S. Merritt
December 30, 2004		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, December 30, 2004 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the five-week period ended December 25, 2004 compared with the same five-week period in 2003 changed by approximately:

Five weeks ended December 25, 2004	Company- owned	Franchised and development joint venture		System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses……………...….......................…………………	-1.0%	0.5%		-0.8%
Carrabba’s Italian Grills………...….............................………………	3.2%	n/a		3.2%
Fleming’s Prime Steakhouse and Wine Bars................………………	17.0%	n/a		17.0%
Roy’s……………...….......................…………………………………	13.5%	n/a		13.5%
Bonefish Grills……………...….......................………………………	-0.6%	5.9%	(1)	-0.4%
Domestic average unit volumes
Outback Steakhouses……………...….......................…………………	-1.6%	0.7%		-1.3%
Carrabba’s Italian Grills………...….............................………………	-0.5%	n/a		-0.5%
Fleming’s Prime Steakhouse and Wine Bars................………………	12.5%	n/a		12.5%
Roy’s……………...….......................…………………………………	12.7%	n/a		12.7%
Bonefish Grills……………...….......................………………………	-2.5%	-7.4%	(1)	-2.0%

(1)   Represents one restaurant for comparable store sales and four restaurants for average unit volumes.

The Company noted that, as anticipated, comparable store sales for the period were affected by Christmas shifting from a Thursday in 2003 to a Saturday in 2004.  Comparable store sales for the first four weeks of the five-week period increased approximately 2.3% at Outback Steakhouses, 6.7% at Carrabba's Italian Grills, 15.6% at Fleming’s Prime Steakhouses, 15.9% at Roy’s and 3.4% at Bonefish Grills as compared to the same period last year.

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STORE INFORMATION

	Restaurants opened during the month ended	Restaurants open as of
	December 31, 2004	December 31, 2004
Outback Steakhouses
Company-owned – domestic	3	652
Company-owned – international	-	69
Franchised and development joint venture – domestic	3	104
Franchised and development joint venture – international	2	56
Total	8	881
Carrabba's Italian Grills
Company-owned	4	168
Bonefish Grills
Company-owned	4	59
Franchised	-	4
Total	4	63
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	1	31
Roy’s
Company-owned	-	18
Lee Roy Selmon’s
Company-owned	-	2
Cheeseburger in Paradise
Company-owned	2	10
Paul Lee’s Chinese Kitchens
Company-owned	-	2

System-wide total	19	1,175

     The Outback Steakhouse, Inc. restaurant system operates in 50 states and 20 countries internationally.

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